As filed with the Securities and Exchange Commission on October 25, 2013.
Registration No. ________
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	33-0933072
(State of Other Jurisdiction of Incorporation of Organization)	(I.R.S. Employer Identification No.)

25242 Arctic Ocean Drive Lake Forest, California 92630 (949) 399-4500	W. Brian Olson President and Chief Executive Officer Quantum Fuel Systems Technologies Worldwide, Inc. 25242 Arctic Ocean Drive Lake Forest, California 92630 (949) 399-4500
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as possible after this Registration Statement becomes effective.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1),(2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, $0.02 par value per share, convertible notes	5,078,898	$ 4.965 (3)	$25,216,728.57 (3)
Common stock, $0.02 par value per share, underlying warrants	3,411,235	$ 4.965 (3)	$16,936,781.78 (3)
Total	8,490,133		$42,153,510.35	$5,429.37

(1)
Represents (i) the aggregate of (a) up to 4,617,187 shares of common stock issuable upon potential conversion of $11.0 million of principal due under convertible notes issued by the registrant in a private placement offering of convertible notes and warrants that was completed on September 18, 2013 and (b) up to 461,711 shares of common stock that may be issued in payment of accrued interest on the convertible notes and (ii) shares of common stock issuable upon potential exercise of warrants issued in connection with the same private placement. Pursuant to Rule 416, the securities being registered hereunder include such indeterminate number of additional shares of common stock as may be issuable as a result of stock splits, stock dividends or similar transactions.

(2)	All of the shares of common stock offered hereby are for the account of the selling security holders.

(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act and based upon the average of the high and low prices as reported on the Nasdaq Capital Market on October 18, 2013, a day within five business days prior to the date of the initial filing of this registration statement.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SECURITY HOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.
SUBJECT TO COMPLETION, October 25, 2013
PROSPECTUS
8,490,133 Shares
QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.
Common Stock
This prospectus relates to the resale by the selling security holders named herein of up to 8,490,133 shares of our common stock, $0.02 par value, of which (i) 4,617,187 are issuable upon the potential conversion of $11.0 million in principal due under senior secured convertible promissory notes issued in a private placement transaction we completed on September 18, 2013, (ii) 461,711 may be issued in payment of accrued interest due under the convertible notes that we, at our option, may elect to pay in shares of common stock in lieu of cash, and (iii) 3,411,235 are issuable upon the potential exercise of warrants that were issued in connection with the September 18, 2013 private placement. We are not selling any shares of common stock in this offering and, therefore, will not receive any proceeds from this offering. If any of the warrants are exercised (excluding warrants exercised on a cashless basis, if applicable), we will receive the exercise price of the warrants. We will bear all of the expenses and fees incurred in registering the shares offered by this prospectus.
Our common stock is quoted on The Nasdaq Capital Market under the symbol “QTWW.” The last reported sale price of our common stock on October 24, was $6.10 per share.
The shares included in this prospectus may be sold by the selling security holders from time to time, in the open market, in privately negotiated transactions, in an underwritten offering, or a combination of methods, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The selling security holders may engage brokers or dealers who may receive commissions or discounts from the selling security holders. Any broker-dealer acquiring the common stock from the selling security holders may sell these securities in normal market making activities, through other brokers on a principal or agency basis, in negotiated transactions, to its customers or through a combination of methods. See “Plan of Distribution” beginning on Page 9.

INVESTING IN THE OFFERED SECURITIES INVOLVES RISKS. YOU SHOULD READ THIS PROSPECTUS, ANY PROSPECTUS SUPPLEMENT AND ALL OTHER INFORMATION INCLUDED OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS CAREFULLY BEFORE YOU INVEST, INCLUDING THE RISK FACTORS WHICH BEGIN ON PAGE 5 OF THIS PROSPECTUS.
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE DATE OF THIS PROSPECTUS IS , 2013.

 CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION
All statements included in this prospectus and the documents incorporated herein by reference, other than statements of historical fact, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended. Forward-looking statements can generally be identified by words such as “may,” “could,” “will,” “should,” “assume,” “expect,” “anticipate,” “plan,” “intend,” “believe,” “predict,” “estimate,” “forecast,” “outlook,” “potential,” or “continue,” or the negative of these terms, and other comparable terminology. Examples of forward-looking statements made herein and in the documents incorporated by reference herein include, but are not limited to, statements regarding:

•	the estimated net proceeds we may receive upon the exercise of warrants for cash;

•	our expected use of proceeds we may receive upon the exercise of warrants for cash;

•	our belief that we will need and be able to raise additional capital to repay debt, fund our future operations and to support our manufacturing expansion plans;

•	our expectation of additional product revenue from the sale of our recently introduced CNG tank technology;

•	our belief that our current operating plan and business strategy will allow us to achieve profitability;

•
our expectation that we will realize improvement in our gross margins in calendar 2013 as we anticipate increased shipments of our CNG tanks incorporating lower material costs and improvements in manufacturing efficiencies;

•	our plan to expand our annual tank production manufacturing to 12,000 units by the end of calendar 2013;

•	our expectations of the level of growth in the natural gas, hybrid, plug-in hybrid and fuel cell and alternative fuel industries;

•
our intention to focus our product development efforts on expanding our CNG storage and fuel systems product offering and advancing our CNG storage and fuel system solutions technologies to further improve performance, weight, and cost;

•	our expectation that the U.S., state and local governments will continue to support the advancement of alternative fuel and renewable energy technologies through loans, grants and tax credits;

•	our belief that the price of natural gas will stay relatively low for the foreseeable future, which we expect will continue to drive demand for our CNG tanks and fuel systems;

•	our belief that natural gas is the most cost-effective fuel available on the market today;

•	our expectation that the trucking industry will continue to transition a greater percentage of their fleet vehicles to run on natural gas;

•	our belief that there is significant and immediate opportunity for us in the CNG vehicle market;

•	our belief that two passenger CNG vehicle platforms we are working on with OEMs will be commercially available beginning in 2014 for one program and 2015 for the other program;

•	our belief that we will be able to sell the remaining assets of Schneider Power within our expected timeframe, if at all;

•	our belief that we have a competitive advantage over our competitors;

•	our expectation that we will face increased competition in the future as new competitors enter the CNG market and advanced technologies become available;

•	the impact that new accounting pronouncements will have on our financial statements;

•	our expectation that we will recognize non-cash gains or losses on our derivative instruments each reporting period and that the amount of such gains or losses could be material; and

•	our expectation that the market price of our common stock will continue to fluctuate significantly.
Although we believe the expectations and intentions reflected in our forward-looking statements are reasonable, we cannot assure you that these expectations and intentions will prove to be correct. Various risks and other factors, including those identified in this prospectus under the “Risk Factors” section and those included in our other public filings that are incorporated herein by reference, could cause actual results, and actual events that occur, to differ materially from those contemplated by the forward looking statements.
Many of the risk factors are beyond our ability to control or predict. You should not unduly rely on any of our forward-looking statements. These statements are made only as of the date of this prospectus. Except as required by law, we are not obligated to publicly release any revisions to these forward-looking statements to reflect future events or developments. All subsequent written and oral forward-looking statements attributable to us and persons acting on our behalf are qualified in their entirety by the cautionary statements contained in this section and elsewhere in this prospectus.

PROSPECTUS SUMMARY
The following summary highlights selected information contained in or incorporated by reference into this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should carefully read the entire prospectus, including the documents incorporated by reference.
About Quantum
In this prospectus, the terms “Quantum,” “Company,” “we,” “us,” and “our” refer to Quantum Fuel Systems Technologies Worldwide, Inc. and its subsidiaries.
We are a leader in the design, development and production of compressed natural gas (CNG) storage tanks and packaged fuel systems and other advanced fuel and propulsion systems for alternative fuel vehicle applications including hydrogen, electric, hybrid electric and plug-in hybrid electric vehicles (PHEV).
We classify our business operations into three reporting segments: Fuel Storage & Vehicle Systems, Renewable Energy and Corporate. The Renewable Energy business segment, consisting entirely of the operations of Schneider Power Inc. (Schneider Power), is now classified as discontinued operations as discussed further below. The Corporate segment consists of general and administrative expenses incurred at the corporate level that are not directly attributable to the Fuel Storage & Vehicle Systems or Renewable Energy business segments. Corporate expenses consist primarily of personnel costs, share-based compensation costs and related general and administrative costs for executive, finance, legal, human resources, investor relations and our board of directors.
Fuel Storage & Vehicle Systems Segment
We primarily manufacture and supply CNG storage and fuel systems for a variety of heavy, medium and light-duty trucks and passenger vehicles. We also provide design, engineering development and packaging, production validation and system integration for transportation applications. For hybrid and PHEV vehicle applications, we provide powertrain engineering, electronic control, software strategies and system integration. We also design, engineer and manufacture alternative fuel concept vehicles and hydrogen refueling systems primarily for use in the transportation, aerospace, and defense industries.
Our products and services are designed to offer our customers a clean and cost-effective alternative to gasoline and diesel powered vehicles, which, in turn, enables our customers to benefit from significantly lower fuel prices, contribute to a cleaner environment, meet average fuel economy mandates, and help our country reduce its dependence on foreign oil.
The current market for CNG and other alternative fuel systems is the emerging world market for alternative fuel passenger, commercial, fleet, industrial and military vehicles. We sell our products and services direct to vehicle level original equipment manufacturers (OEM), system integrators for OEM level applications and through aftermarket integrators.
We manufacture one of the industry’s lightest Type IV polymer-lined composite storage tanks for use in CNG applications. Because of the lightweight nature of our storage tanks, less structure for mounting support is required, thereby reducing the overall fuel system weight and increasing available payload. In addition, our large volume tanks maximize onboard storage capacity resulting in greater driving range.  Our Q-Lite® line of natural gas storage tanks, which were introduced in late 2012, are designed to further maximize vehicle range by means of dematerialization and application of next generation materials.
Our CNG storage tanks have been tested for compliance with the U.S. industry standard CSA NGV2 and in some cases to the Canadian CSA B51 Part II standard. Our tanks meet the U.S. Federal Motor Vehicles Safety Standard FMVSS 304. Our tanks are available for sale in the U.S. and Europe, and some tank models are available for sale in Canada.
Our CNG packaged fuel systems are comprised of high pressure tanks and fuel delivery regulation and control systems designed to improve efficiency, enhance power output, and reduce harmful emissions. Our integrated and packaged systems typically incorporate our Q-Lite composite tanks and leverage our expertise in safety-critical structural design, high strength materials and topology optimization to provide intelligent lightweight systems that maximize on-board fuel storage and contribute to superior fuel economy, handling and low emission performance. We offer a variety a packaged fuel systems including one that allows Class 8 trucks to travel up to 500 miles before refueling. In December 2012, we announced the launch of pre-assembled, quality tested and fully-validated CNG storage modules and system assemblies for quick integration onto a variety of vehicle platforms.
The primary market for CNG systems is currently light, medium and heavy-duty trucks. The cost savings offered to fleets by using natural gas as a fuel compared to gasoline or diesel is significant and compelling. We believe that natural gas is the most cost effective fuel available on the market today and we expect the trucking industry to continue to transition a greater percentage of their fleet vehicles to run on natural gas systems due to the current favorable economics of natural gas. We are under contract to provide CNG fuel storage systems to an OEM level system integrator for medium-duty trucks and started delivering those systems in 2012. We currently supply our CNG storage tanks to approximately 20 integrators for use in light to medium duty truck applications.
As the market continues to adjust to the underlying economic benefits of natural gas, we believe there will be substantial opportunities in the passenger vehicle market.
We also design, develop and manufacture advanced lightweight composite tanks and complete fuel systems for use in hydrogen fuel cell electric vehicle (FCEV) applications. In addition to our hydrogen storage systems, we also manufacture and supply compressed hydrogen refueling systems. While we continue to perform development services for OEMs with respect to hydrogen storage systems, there remains uncertainty as to when FCEVs will be commercialized, in spite of the State of California’s efforts to roll out new hydrogen refueling stations in anticipation of FCEV zero emission vehicles (ZEVs) playing a significant role in reducing California’s greenhouse gas and smog emissions.
In addition to our CNG and hydrogen systems, we design, develop and supply hybrid and PHEV systems, which include complete systems or sub-systems and components and are designed to improve vehicle fuel economy and performance, leverage existing gas station infrastructure, and utilize home-based battery recharging. Our proprietary control systems and software is integrated into base vehicle components such as the engine, generator, motor, inverters, battery system, power converters, and charger to provide customized hybrid drive-train technologies and systems and can be packaged utilizing different designs, technologies and subsystems.
Significant Developments in the Fuel Storage & Vehicle Systems Segment During the First Half of 2013
Our Fuel Storage & Vehicle Segment made significant strides in growing and expanding our CNG fuel storage and complete fuel systems products and services. We have received a number of new orders from new and existing customers during 2013 for our Q-Lite CNG tank storage systems and complete fully-integrated fuel storage assemblies that incorporate our Q-Lite tank storage system. As a result of the growth in the demand for our CNG tanks and integrated fuel systems, we announced that we have undertaken an aggressive expansion of our tank manufacturing capacity, with the goal of achieving an annualized capacity level of 12,000 units by the end of 2013.
We continue to work on the development and integration of a bi-fuel CNG fuel system for the 2015 model year Chevrolet Impala vehicle under a planned production program with General Motors that was initiated in 2012. In February 2013, we entered into an agreement with another automotive OEM for the development of a CNG fuel system for a popular full size passenger vehicle platform. The contractual arrangements provide for us to be the “Manufacturer of Record” under both of these programs for the CNG system related vehicle modifications. Development activities under these programs is expected to continue into 2014 with vehicles expected to be commercially available beginning in the second half of 2014 for the General Motors program and in 2015 for the other OEM program.

In April 2013, we received a significant contract for a CNG fuel system from a new customer for the development of a fully-integrated CNG storage and fuel delivery system for a cost-effective aftermarket conversion kit for medium and heavy-duty diesel fleets to run on natural gas.

Further, we received an initial order for hydrogen refueling dispensers in January 2013 as part of a three-year partnership agreement with Linde LLC and in June 2013 we completed our development of a turbocharged, inter-cooled and electronically fuel injected gaseous fuel engine for Mahindra and Mahindra, the leading Indian vehicle manufacturer and industrial conglomerate.

We also made significant strides in our tank and fuel systems technology during 2013. During this period, we were granted two patents related to key aspects of CNG fuel storage and fuel systems pressure and flow management for on-board gaseous fuel storage and dematerialization of fuel storage cylinders. During this period, we, in a collaborative effort with the Boeing Company and the Pacific National Labs, under sponsorship by the Office of Energy Efficiency and Renewable Energy of the U.S. Department of Energy, demonstrated an alternative new technology leap for lightweight carbon composite CNG and hydrogen fuel tanks that resulted in a 20% reduction in material utilization.
Renewable Energy Segment
Our Renewable Energy segment consists solely of the business operations of our wholly-owned subsidiary, Schneider Power, which we acquired on April 16, 2010. Schneider Power, headquartered in Toronto, Ontario, Canada, is an independent power producer, developer of renewable energy projects and provider of related development services and is a licensed electricity generator and wholesaler. On April 20, 2012, Schneider Power acquired Zephyr Farms Limited, a single purpose entity that owns a 10 megawatt wind farm in Ontario, Canada.
In May 2012, we announced our plans to make strategic assessments of Schneider Power’s renewable energy projects and other non-core assets. In August 2012, we committed to a plan to sell Schneider Power and engaged Ardour Capital Investments, LLC to assist us with evaluating the management buy-out offer and identifying other potential opportunities and strategic alternatives for Schneider Power’s renewable energy portfolio. On May 13, 2013, we completed the sale of Schneider Power’s 1.6 MW Providence Bay wind farm. On May 29, 2013, we announced that we had entered into definitive agreements for the sale of the 10.0 MW Trout Creek development project, which sale will occur in two phases. The closing for the first phase, which resulted in the sale of a majority interest in the Trout Creek wind farm project, occurred on September 18, 2013. The sale of the remaining interest in the Trout Creek wind farm project is expected to be completed within the next 18 to 24 months, subject to the project achieving commercial operation.  We have also signed a binding agreement for the sale of our 50% ownership interest in a wind project located in the Bahamas. We are also actively pursuing the sale of other Schneider Power assets, including the 10.0 MW Zephyr wind farm operating asset.
As a result of these actions and our expectations for a completion of a sale of the business within the next year, we report the historical activities and balances of Schneider Power as discontinued operations held for sale.
Business Strategy
Our strategy is to leverage our natural gas and tier I automotive OEM supplier experience, our proprietary technologies and products and our capabilities in alternative fuel storage and fuel system integration and vehicle level assembly in order to be an industry leader in the innovation, development, production and integration of lightweight CNG storage and fuel systems solutions. Our business strategy includes:

•	Advancing our market position as a leader in lightweight tank technology through improved product branding and enhanced market profile as a “one-stop-shop” for complete CNG fuel system solutions.
•	Developing strategic relationships with natural gas market participants to support the delivery of integrated solutions.
•	Increasing our annual CNG storage tank production capacity in calendar 2013 and 2014 through capital investment and improved manufacturing processes.
•	Pursuing existing and new opportunities for our CNG storage and fuel systems solutions in the passenger vehicle and light, medium and heavy duty truck markets.
•	Further developing our existing relationships and creating new relationships with OEMs, fleets and aftermarket providers and other CNG market participants.
•	Focusing our efforts on natural gas vehicle programs with short-term, high-volume commercialization opportunities.
General
The discussion under this “About Quantum” section, and the documents incorporated by reference, include forward-looking statements. We cannot assure you that our expectations and management’s projections will prove to be correct. Various risks and other factors, including those identified in this prospectus supplement under the “Risk Factors” section, and those included in our other public filings that are incorporated herein by reference, could cause actual results, and actual events that occur, to differ materially from those contemplated by the forward looking statements. See “Cautionary Statement Regarding Forward-Looking Information.”
Corporate Information
We were incorporated in Delaware in October 2000 as a wholly-owned subsidiary of IMPCO Technologies, Inc., which we refer to as IMPCO. We spun off from IMPCO and became a separate reporting company on July 23, 2002. Our fiscal year ends December 31. Our principal executive offices are located at 25242 Arctic Ocean Drive, Lake Forest, California 92630. Our telephone number at that location is (949) 399-4500. We maintain a web site at www.qtww.com. The contents of our website are not incorporated by reference into this prospectus and should not be considered to be a part of this prospectus or relied upon in connection herewith.

We incurred net losses from continuing operations before income taxes of $25,180,878 and $27,857,741 for the fiscal year ended December 31, 2012 and the eight month transition period ended December 31, 2011, and $9,059,788 for the six months ended June 30, 2013, respectively. Haskell & White LLP, our independent registered public accounting firm, has included an explanatory paragraph in their opinion that accompanies our audited consolidated financial statements as of and for the year ended December 31, 2012, indicating that our current liquidity position raises substantial doubt about our ability to continue as a going concern.

THE OFFERING

Securities Offered
This offering involves up to 8,490,133 shares of our common stock, of which (i) up to 4,617,187 shares are issuable upon conversion of $11.0 million of principal due under the convertible notes, (ii) up to 461,711 shares may be issued in payment of accrued interest on the convertible notes, and (iii) 3,411,235 shares are issuable upon exercise of warrants. The selling security holders may from time to time offer and sell any or all of the shares under this prospectus; however, the selling security holders are not obligated to sell the shares.

Common stock Outstanding After the Offering (1)	25,272,305

Use of Proceeds
We will not receive any proceeds from the sale by the selling security holders of the shares covered by this prospectus. However, we will receive proceeds from the selling security holders if and when they exercise the warrants for cash. The amount of cash we would receive assuming all of the warrants are exercised for cash would be $7,845,840. All proceeds received by us from the exercise of warrants will be used for the purposes described in the “Use of Proceeds” section of this prospectus.

Registration Rights
Pursuant to the terms of the Convertible Note and Warrant Purchase Agreement, dated September 15, 2013, between us and the selling security holders named in this prospectus (the Convertible Note and Warrant Purchase Agreement), we agreed to: (i) file a registration statement with the Securities and Exchange Commission within ninety days following the issuance of the convertible notes and warrants to register for resale the shares of common stock issuable upon conversion of the convertible notes and the shares of common stock issuable upon exercise of the warrants received by the selling security holders, (ii) to use our best efforts to have such registration statement declared effective within one hundred and fifty days following the date of issuance of the convertible notes and warrants, and (iii) to use our best efforts to maintain the effectiveness of the registration statement for a specified period of time. This prospectus is a part of that registration statement. We have agreed to use our best efforts to keep the registration statement effective for specified periods. If we fail to fulfill these and other obligations, we may have to pay certain penalties to the selling security holders until we fulfill these obligations. The foregoing description of the registration rights does not purport to be complete and is qualified in its entirety by reference to the full text of the Convertible Note and Warrant Purchase Agreement, a copy of which is filed as an exhibit to this registration statement and is incorporated herein by reference.

Risk Factors
An investment in the common stock offered under this prospectus is highly speculative and involves a number of risks. You should carefully consider the information contained in the “Risk Factors” section beginning on page 5 of this prospectus and elsewhere in this prospectus and in the information we incorporate by reference before making your investment decision.

(1)
The number of shares of common stock to be outstanding after this offering is based on 16,782,172 shares of common stock outstanding on October 21, 2013 and assumes that all of the convertible notes are converted, all of the potential accrued interest on such convertible notes is paid in shares of common stock, and all of the warrants are exercised, but excludes as of that date:

•	294,974 shares of common stock issuable pursuant to the exercise of outstanding options issued under our stock option plan at a weighted average exercise price of $14.29 per share;

•
9,982,893 shares of common stock issuable pursuant to the exercise or exchange of outstanding warrants (excluding the shares of common stock issuable upon exercise of the outstanding warrants covered by this prospectus) at exercise prices ranging from $1.5142 per share to $167.20 per share with a weighted-average exercise price of $12.34 per share;

•	521,506 shares of common stock available for future issuances under our stock option plan;

•	10,625 issued shares of common stock that are held in treasury; and

•	12,499 shares of common stock issuable upon certain transfers of the outstanding Series B common stock.

RISK FACTORS
Investing in our securities is speculative and involves a high degree of risk. Before making an investment decision, you should carefully consider the risks described in this prospectus, together with the risks set forth in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2012, as amended, and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013 and June 30, 2013, which are incorporated by reference herein, and any updates to those risks or new risks contained in our subsequent Annual Reports on Form 10-K or our Quarterly Reports on Form 10-Q to be filed with the Securities and Exchange Commission, all of which we incorporate by reference herein, which may be amended, supplemented or superseded from time to time by other reports we file with the Securities and Exchange Commission in the future. To the extent that information appearing in a document filed later is inconsistent with prior information, the later statement will control and the prior information, except as modified or superseded, will no longer be a part of the prospectus.
If any of these risks actually occurs, our business could be materially harmed. These risks and uncertainties are not the only ones faced by us. Additional risks and uncertainties, including those of which we are currently unaware or that are currently deemed immaterial, may also materially and adversely affect our business, financial condition, cash flows, prospects and the price of our common stock.
Additional Risk Factors
Our stockholders are subject to significant dilution upon the occurrence of certain events which could result in a decrease in our stock price.
As of October 21, 2013, we had approximately 5,078,898, 294,974 and 13,394,128 shares of our common stock reserved or designated for future issuance upon the conversion of convertible notes (or in payment of interest due under such convertible notes) with a conversion price (or deemed interest payment price) of $2.3824 per share, exercise of outstanding options with exercise prices ranging from $2.23 to $178.40 per share and warrants with exercise prices ranging from $1.5142 to $167.20 per share, respectively. The issuance of shares of upon conversion of the convertible notes, exercise of the warrants and/or options, will be dilutive to our stockholders, and any sales of such shares, could have a material adverse effect on the market for our common stock and the market price of our common stock.
Included in the shares of common stock designated for future issuance discussed above are warrant we issued in a private placement transaction we completed on October 27, 2006 (the October 2006 Warrants). These warrants contain a provision that, subject to certain exceptions, resets the exercise price of such warrants if at any time while such warrants are outstanding we sell or issue (or are deemed to sell or issue) shares of our common stock or rights, warrants, options or other securities or debt convertible, exercisable or exchangeable for shares of our common stock at a price below the then current exercise price per share for such warrants. The October 2006 Warrants also contain a provision that upon the occurrence of a price reset, the number of shares that are subject to such warrants are increased so that the aggregate purchase price payable upon exercise of the October 2006 Warrants after the reset of the exercise price is the same as the aggregate purchase price payable immediately prior to the reset. The terms of future transactions that we may negotiate may lower the exercise price of, and proportionately increase the number of shares of common stock issuable upon exercise of, the October 2006 Warrants. On June 6, 2013, Iroquois Master Fund, Ltd, a holder of one of the October 2006 Warrants initiated a lawsuit against us claiming that the registered direct offering we completed on May 16, 2013 reset the exercise price of their October 2006 Warrants to $0.948 per share and that the number of shares underlying its October 2006 Warrants increased proportionately as a result of such reset. We intend to vigorously defend this lawsuit but can provide no assurance that the defense will be successful. Any future resets to the price of the October 2006 Warrants and the number of shares underlying the October 2006 Warrants, whether as a result of the pending litigation or transactions negotiated by us in the future, would be dilutive to our stockholders and the amount of dilution could be substantial.

Our inability to make full payment on the convertible notes either in cash or stock could result in defaults under the convertible notes, which would result in late charges and other penalties, and in certain instances, foreclosure on our assets.

If we are unable to make full payment on the convertible notes, either in cash or stock, we will be subject to late charges and other penalties. Our obligations under the convertible notes are secured by a second lien on substantially all of our assets.   We cannot assure you that our business will generate sufficient cash flow from operations to repay this obligation when it becomes due in 2018. Failure to obtain extensions of the maturity dates of, or to refinance, this obligation or to obtain additional equity financing to meet this debt obligation would result in an event of default with respect to such obligation and could result in, among other things, the foreclosure on our assets. The foreclosure on such collateral would have a material adverse effect on our business and operations.

USE OF PROCEEDS
We will not receive any proceeds from the sale of the common stock by the selling security holders pursuant to this prospectus. All proceeds from the sale of the shares will be for the account of the selling security holders.
We would receive proceeds of $7,845,840 from the exercise of the warrants held by the selling security holders for the 3,411,235 shares of common stock underlying the warrants covered by this prospectus if and when such warrants are exercised for cash. We anticipate that we would use any such proceeds for general working capital purposes.

SELLING SECURITY HOLDERS
Selling security holders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell the shares of common stock offered by this prospectus. We are registering the 3,411,235 shares of common stock that may be issued upon exercise of the warrants and the 5,078,898 shares of common stock that may be issued pursuant to the terms of the convertible notes in order to permit the selling security holders to offer the shares for resale from time to time. The selling security holders may sell all, some or none of their shares in this offering. See “Plan of Distribution.” Except as otherwise indicated below, none of the selling security holders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates.
The following table sets forth certain information as of October 21, 2013 (unless otherwise noted) concerning, among other things, the number of shares of common stock that may be offered from time to time by each selling security holder pursuant to this prospectus. As of October 21, 2013, we had 16,782,172 shares of common stock issued and outstanding (excluding 12,499 shares of Series B non-voting common stock). The second column lists the number of shares of common stock beneficially owned by each selling security holder on that date, assuming the selling security holder fully converted the convertible note and exercised any warrants held by the selling security holders on that date that are currently convertible or exercisable, taking into account any limitations on exercise applicable thereto. The third column lists the selling security holder’s beneficial ownership percentage prior to the offering. The fourth column lists the common stock being offered by this prospectus by the selling security holders and assumes the sale of all of the shares offered by the selling security holders pursuant to this prospectus, and the fifth column represents shares beneficially owned by the selling security holders that are not being offered pursuant to this prospectus. The fifth column is based on 25,272,305 shares of common stock outstanding as of October 21, 2013 (excluding 12,499 shares of Series B non-voting common stock), and assumes all shares underlying the convertible notes and warrants held by the selling security holders have been issued to and sold by the selling security holder as of that date and also assumes that all shares that may be issued in payment of accrued interest due under the convertible notes were issued and sold by the selling security holder as of that date. The sixth column lists the selling security holder’s beneficial ownership percentage immediately following the offering. Under the terms of the convertible notes and warrants covered by this prospectus, the selling security holder may not convert the convertible note and/or warrant to the extent such conversion or exercise would cause the selling security holder, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 19.99% of our then outstanding shares of common stock following such conversion or exercise unless and until such time that our stockholders approve the issuance of our shares in excess of such 19.99% beneficial ownership limitation. The number of shares in the second column does not reflect this limitation. The information is based on information provided by or on behalf of the selling security holders. We have assumed for purposes of the table below that the selling security holders will sell all of their shares of common stock that may be sold under this prospectus, and that any other shares of our common stock beneficially owned by the selling security holders prior to the offering will continue to be beneficially owned after the offering.
Information about the selling security holders may change over time. In particular, the selling security holders identified below may have sold, transferred or otherwise disposed of all or a portion of their shares since the date on which they provided to us information regarding their beneficial ownership. Any changed or new information given to us by the selling security holders will be set forth in supplements to this prospectus or amendments to the registration statement of which this prospectus is a part, if and when necessary.

Table of Selling Security Holders Holding Shares of Common Stock
The following table lists the selling security holders:

Name of Selling Security Holder	Number of Shares of Common Stock Beneficially Owned Prior to the Offering (1)	Common Stock Ownership Percentage Prior to the Offering	Number of Shares of Common Stock Offered	Number of Shares of Common Stock Beneficially Owned After the Offering (Assuming the Sale of all Shares Offered)	Common Stock Ownership Percentage Following the Offering
Douglas Irrevocable Descendant’s Trust (2)	2,518,468	13.05%	4,630,991	0	*
K&M Douglas Trust u/a dtd 3/23/06 (3)	1,678,979	9.09%	3,087,327	0	*
Kevin P. Harris (4)	62,961	*	115,773	0	*
David Wambeke (5)	52,468	*	96,478	0	*
Bradley W. Baker (6)	41,974	*	77,182	0	*
William F. Hartfiel III (7)	41,974	*	77,182	0	*
W. Brian Olson (8)	110,833	*	77,182	68,859	*
Bradley J. Timon (9)	83,504	*	77,182	41,530	*
David M. Mazaika (10)	72,443	*	77,182	30,469	*
Jonathan Lundy (11)	38,738	*	38,590	17,751	*
G. Scott Samuelsen (12)	42,233	*	38,590	21,246	*
Timothy McGaw (13)	20,987	*	38,590	0	*
James H. Zavoral, Jr. (14)	20,987	*	38,590	0	*
Mark Arold (15)	36,434	*	19,294	25,941	*

(1)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting or investment power with respect to shares, as well as any shares as to which the selling security holder has the right to acquire beneficial ownership through the exercise or conversion of any stock option, warrant, preferred stock or other right within 60 days of the date of this prospectus. Notwithstanding the foregoing, the table does not identify a selling security holder as the beneficial owner of shares held by another selling security holder listed in the table. Unless otherwise indicated below, to our knowledge, all selling security holders named in the table have sole voting and investment power with respect to their shares of common stock.

(2)
The number of shares beneficially owned prior to the offering includes 2,518,468 shares issuable upon conversion of a convertible note issued on September 18, 2013, and excludes 251,846 shares that we, at our option, may issue in payment of interest that may accrue over the five year term of such convertible note and 1,860,667 shares issuable upon exercise of a warrant that was also issued on September 18, 2013 because such warrant is not exercisable within 60 days of October 21, 2013. Kevin Douglas and Michelle Douglas serve as trustees of the Douglas Irrevocable Descendant’s Trust u/a dated 8/7/98 (Douglas Irrev Descendant’s Trust) and may be deemed to have an indirect beneficial ownership of the securities owned directly by the Douglas Irrev Descendant’s Trust. The business address for the Douglas Irrev Descendant’s Trust is 125 E. Sir Francis Dr. Boulevard, Suite 400, Larkspur, California 94939.

(3)
The number of shares beneficially owned prior to the offering includes 1,678,979 shares issuable upon conversion of a convertible note issued on September 18, 2013, and excludes 167,897 shares that we may, at our option, issue in payment of interest that may accrue over the five year term of such convertible note and 1,240,251 shares issuable upon exercise of a warrant that was also issued on September 18, 2013 because such warrant is not exercisable within 60 days of October 21, 2013. Kevin Douglas and Michelle Douglas serve as trustees for the K&M Douglas Trust u/a dated 3/23/06 (K&M Douglas Trust) and may be deemed to have an indirect beneficial ownership of the securities owned directly by the K&M Douglas Trust. The business address for the K&M Douglas Trust is 125 E. Sir Francis Dr. Boulevard, Suite 400, Larkspur, California 94939.

(4)
Kevin Harris is the President of Craig-Hallum Capital Group LLC, a registered broker-dealer. The number of shares beneficially owned prior to the offering includes 62,961 shares issuable upon conversion of a convertible note issued on September 18, 2013, and excludes 6,296 shares that we may, at our option, issue in payment of interest that may accrue over the five year term of such convertible note and 46,516 shares issuable upon exercise of a warrant that was also issued on September 18, 2013 because such warrant is not exercisable within 60 days of October 21, 2013.

(5)
David Wambeke is a Vice President of Craig-Hallum Capital Group LLC, a registered broker-dealer. The number of shares beneficially owned prior to the offering includes 52,468 shares issuable upon conversion of a convertible note issued on September 18, 2013, and excludes 5,246 shares that we may, at our option, issue in payment of interest that may accrue over the five year term of such convertible note and 38,764 shares issuable upon exercise of a warrant that was also issued on September 18, 2013 because such warrant is not exercisable within 60 days of October 21, 2013.

(6)
Bradley Baker is the Chief Executive Officer of Craig-Hallum Capital Group LLC, a registered broker-dealer. The number of shares beneficially owned prior to the offering includes 41,974 shares issuable upon conversion of a convertible note issued on September 18, 2013, and excludes 4,197 shares that we may, at our option, issue in payment of interest that may accrue over the five year term of such convertible note and 31,011 shares issuable upon exercise of a warrant that was also issued on September 18, 2013 because such warrant is not exercisable within 60 days of October 21, 2013.

(7)
William Hartfiel is the managing partner of Craig-Hallum Capital Group LLC, a registered broker-dealer. The number of shares beneficially owned prior to the offering includes 41,974 shares issuable upon conversion of a convertible note issued on September 18, 2013, and excludes 4,197 shares that we may, at our option, issue in payment of interest that may accrue over the five year term of such convertible note and 31,011 shares issuable upon exercise of a warrant that was also issued on September 18, 2013 because such warrant is not exercisable within 60 days of October 21, 2013.

(8)
W. Brian Olson is the President and Chief Executive Officer of the registrant. The number of shares beneficially owned prior to the offering includes 41,974 shares issuable upon conversion of a convertible note issued on September 18, 2013, 41,250 shares of unvested restricted stock and 10,043 shares issuable upon exercise of stock options, and excludes 4,197 shares that we may, at our option, issue in payment of interest that may accrue over the five year term of such convertible note, 31,011 shares issuable upon exercise of a warrant that was issued on September 18, 2013 because such warrant is not exercisable within 60 days of October 21, 2013, and 8,281 shares issuable upon exercise of stock options because such stock options are not exercisable within 60 days of October 21, 2013.

(9)
Bradley Timon is the Chief Financial Officer of the Registrant. The number of shares beneficially owned prior to the offering includes 41,974 shares issuable upon conversion of a convertible note issued on September 18, 2013, 21,250 shares of unvested restricted stock and 5,369 shares issuable upon exercise of stock options, and excludes 4,197 shares that we may, at our option, issue in payment of interest that may accrue over the five year term of such convertible note, 31,011 shares issuable upon exercise of a warrant that was issued on September 18, 2013 because such warrant is not exercisable within 60 days of October 21, 2013, and 5,156 shares issuable upon exercise of stock options because such stock options are not exercisable within 60 days of October 21, 2013.

(10)
David Mazaika is the Executive Director of Strategic Development of the registrant. The number of shares beneficially owned prior to the offering includes 41,974 shares issuable upon conversion of a convertible note issued on September 18, 2013, 16,250 shares of unvested restricted stock and 4,844 shares issuable upon exercise of stock options, and excludes 4,197 shares that we may, at our option, issue in payment of interest that may accrue over the five year term of such convertible note, 31,011 shares issuable upon exercise of a warrant that was issued on September 18, 2013 because such warrant is not exercisable within 60 days of October 21, 2013, and 5,156 shares issuable upon exercise of stock options because such stock options are not exercisable within 60 days of October 21, 2013.

(11)
Jonathan Lundy is a member of the Company’s board of directors. The number of shares beneficially owned prior to the offering includes 20,987 shares issuable upon conversion of a convertible note issued on September 18, 2013, 3,750 shares of unvested restricted stock, 953 shares issuable upon exercise of stock options and 188 shares owned by Mr. Lundy’s spouse, and excludes 2,098 shares that we may, at our option, issue in payment of interest that may accrue over the five year term of such convertible note, 15,505 shares issuable upon exercise of a warrant that was issued on September 18, 2013 because such warrant is not exercisable within 60 days of October 21, 2013, and 3,984 shares issuable upon exercise of stock options because such stock options are not exercisable within 60 days of October 21, 2013.

(12)
G. Scott Samuelsen is a member of the Company’s board of directors. The number of shares beneficially owned prior to the offering includes 20,987 shares issuable upon conversion of a convertible note issued on September 18, 2013, 3,750 shares of unvested restricted stock and 1,769 shares issuable upon exercise of stock options, and excludes 2,098 shares that we may, at our option, issue in payment of interest that may accrue over the five year term of such convertible note, 15,505 shares issuable upon exercise of a warrant that was issued on September 18, 2013 because such warrant is not exercisable within 60 days of October 21, 2013, and 3,984 shares issuable upon exercise of stock options because such stock options are not exercisable within 60 days of October 21, 2013.

(13)
Tim McGaw became a member of the Company’s board of directors on October 24, 2013. The number of shares beneficially owned prior to the offering includes 20,987 shares issuable upon conversion of a convertible note issued on September 18, 2013, and excludes 2,098 shares that we may, at our option, issue in payment of interest that may accrue over the five year term of such convertible note and 15,505 shares issuable upon exercise of a warrant that was also issued on September 18, 2013 because such warrant is not exercisable within 60 days of October 21, 2013.

(14)
James Zavoral, Jr. is a managing partner of Craig-Hallum Capital Group, LLC, a registered broker-dealer. The number of shares beneficially owned prior to the offering includes 20,987 shares issuable upon conversion of a convertible note issued on September 18, 2013, and excludes 2,098 shares that we may, at our option, issue in payment of interest that may accrue over the five year term of such convertible note and 15,505 shares issuable upon exercise of a warrant that was also issued on September 18, 2013 because such warrant is not exercisable within 60 days of October 21, 2013.

(15)
Mark Arold is a Vice-President of the registrant. The number of shares beneficially owned prior to the offering includes 10,493 shares issuable upon conversion of a convertible note issued on September 18, 2013, 21,250 shares of unvested restricted stock and 7,752 shares issuable upon exercise of stock options, and excludes 1,049 shares that we may, at our option, issue in payment of interest that may accrue over the five year term of such convertible note, 7,752 shares issuable upon exercise of a warrant that was issued on September 18, 2013 because such warrant is not exercisable within 60 days of October 21, 2013, and 4,998 shares issuable upon exercise of stock options because such stock options are not exercisable within 60 days of October 21, 2013.

*	Percentage ownership is less than 1%.
This prospectus may be used only by the selling security holders identified above to sell the shares of common stock opposite each respective selling security holder’s name in the column entitled “Number of Shares of Common Stock Offered.” This prospectus may not be used by any selling security holder not named in this prospectus, including transferees, pledgees or donees of the selling security holders named above, prior to the effectiveness of the registration statement of which this prospectus is a part. Prior to any use of this prospectus in connection with an offering of the common stock by any unnamed security holder or future transferees, pledgees or donees from such unnamed security holders, the registration statement, of which this prospectus is a part, will be amended, as required, to set forth the name and other information about such selling security holder. Additional information for the named security holders and the information for transferees, pledgees or donees of the named security holders will be provided by supplements to this prospectus, absent circumstances indicating the change is not material. The supplement or amendment will also disclose whether any security holder selling in connection with such supplement or amendment has held any position or office with, been employed by or otherwise had a material relationship with, us or any of our affiliates during the three years prior to the date of the supplement or amendment, if such information has not been previously disclosed.

PLAN OF DISTRIBUTION
We are registering for resale by the selling security holders and certain transferees a total of 8,490,133 shares of common stock, of which up to 4,617,187 shares are issuable upon conversion of $11.0 million of principal due under the convertible notes, (ii) up to 461,711 shares may be issued in payment of accrued interest on the convertible notes, and (iii) 3,411,235 shares are issuable upon exercise of warrants. We will not receive any of the proceeds from the sale by the selling security holders of the shares of common stock, although we may receive up to $7,845,840 upon the exercise for cash of all of the warrants by the selling security holders. We will bear all fees and expenses incident to our obligation to register the shares of common stock. If the shares of common stock are sold through broker-dealers or agents, the selling security holder will be responsible for any compensation to such broker-dealers or agents.
The selling security holders may pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus.
The selling security holders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling security holders will sell their shares of common stock subject to the following:

•
all or a portion of the shares of common stock beneficially owned by the selling security holders, or their respective pledgees, donees, transferees, secured parties or successors in interest, may be sold on The Nasdaq Capital Market, any national securities exchange or quotation service on which the shares of our common stock may be listed or quoted at the time of sale, in the over-the-counter market, in privately negotiated transactions, through the writing of options, whether such options are listed on an options exchange or otherwise, short sales or in a combination of such transactions;

•	each sale may be made at the market price prevailing at the time of such sale, at negotiated prices, at fixed prices or at carrying prices determined at the time of sale;

•
some or all of the shares of common stock may be sold through one or more broker-dealers or agents and may involve crosses, block transactions or hedging transactions. The selling security holders may enter into hedging transactions with broker-dealers or agents, which may in turn engage in short sales of the common stock in the course of hedging in positions they assume. The selling security holders may also sell shares of common stock short and deliver shares of common stock to close out short positions or loan or pledge shares of common stock to broker-dealers or agents that in turn may sell such shares; and

•
in connection with such sales through one or more broker-dealers or agents, such broker-dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling security holders and may receive commissions from the purchasers of the shares of common stock for whom they act as broker-dealer or agent or to whom they sell as principal (which discounts, concessions or commissions as to particular broker-dealers or agents may be in excess of those customary in the types of transaction involved). Any broker-dealer or agent participating in any such sale may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended, and will be required to deliver a copy of this prospectus to any person who purchases any share of common stock from or through such broker-dealer or agent. We have been advised that, as of the date hereof, none of the selling security holders have made any arrangements with any broker-dealer or agent for the sale of their shares of common stock.

The selling security holder and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, and any profits realized by the selling security holders and any commissions paid, or any discounts or concessions allowed to any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act of 1933, as amended. In addition, any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus. A selling security holder may also transfer, devise or gift the shares of common stock by other means not covered in this prospectus in which case the transferee, devisee or giftee will be the selling security holder under this prospectus.
If required at the time a particular offering of the shares of Common Stock is made, a prospectus supplement or, if appropriate, a post-effective amendment to the shelf registration statements of which this prospectus is a part, will be distributed which will set forth the aggregate amount of shares of Common Stock being offered and the terms of the offering, including the name or names of any broker-deals or agents, any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.
Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. There can be no assurance that any selling security holder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.
The selling security holders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Securities Exchange Act of 1934, as amended, which may limit the timing of purchases and sales of any of the shares of common stock by the selling security holders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will bear all expenses of the registration of the shares of common stock including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with the state securities or “blue sky” laws. The selling security holders will pay all underwriting discounts and selling commissions and expenses, brokerage fees and transfer taxes, as well as the fees and disbursements of counsel to and experts for the selling security holders, if any. We will indemnify the selling security holders against liabilities, including some liabilities under the Securities Act of 1933, as amended, in accordance with the Convertible Note and Warrant Purchase Agreement, dated September 15, 2013, between us and the selling security holders named in this prospectus, or the selling security holder will be entitled to contribution. We will be indemnified by the selling security holders against civil liabilities, including liabilities under the Securities Act of 1933, as amended, that may arise from any written information furnished to us by the selling security holders for use in this prospectus, in accordance with the related securities purchase agreement or will be entitled to contribution. Once sold under this registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

WHERE YOU CAN FIND MORE INFORMATION
We are subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended. Accordingly, we file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our filings with the Securities and Exchange Commission are available to the public over the Internet at the Securities and Exchange Commission’s web site at www.sec.gov. You may also read and copy any document we file at the Securities and Exchange Commission’s public reference rooms located at 100 F Street, N.E., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms and their copy charges. Also, using our website, www.qtww.com, you can access electronic copies of documents we file with the Securities and Exchange Commission, including our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, and any amendments to those reports, free of charge. Information on our website is not incorporated by reference in this prospectus.

INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS
The Securities and Exchange Commission allows us to “incorporate by reference” in this prospectus certain information we file with the Securities and Exchange Commission, which means that we may disclose important information in this prospectus by referring you to the document that contains the information. The information incorporated by reference is considered to be an integral part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the termination of the offering (excluding, unless otherwise provided herein or therein, information furnished pursuant to Item 2.02 and Item 7.01 of any Current Report on Form 8-K):

•
our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the Securities and Exchange Commission on April 1, 2013, as amended by Amendment No. 1 to our Annual Report on Form 10-K/A filed with the Securities and Exchange Commission on April 30, 2013;

•	our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2013 and June 30, 2013, filed with the Securities and Exchange Commission on May 15, 2013 and August 14, 2013, respectively;

•
our Current Reports on Form 8-K filed with the Securities and Exchange Commission on October 22, 2013, September 18, 2013, August 19, 2013, August 6, 2013, July 31, 2013, July 29, 2013, July 19, 2013, July 11, 2013, June 28, 2013, June 5, 2013, May 31, 2013, May 24, 2013, May 16, 2013, May 1, 2013, March 26, 2013, March 25, 2013, and January 25, 2013;

•
the description of our common stock contained in our Form 10-12G/A filed with the Securities and Exchange Commission on July 11, 2002, including any amendment or report filed for the purpose of updating that description; and

•
all documents filed by us with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, on or after the date of this prospectus supplement and before we stop offering the securities covered by this prospectus supplement and the accompanying base prospectus.

Notwithstanding the foregoing, information and documents that we elect to furnish, but not file, or have furnished, but not filed, with the Securities and Exchange Commission in accordance with its rules and regulations is not incorporated into this prospectus and does not constitute a part hereof.
Upon written or oral request, at no cost we will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. Inquiries should be directed to:
25242 Arctic Ocean Drive
Lake Forest, California 92630
Attn: Chief Financial Officer
(949) 399-4500
In addition, you may access these filings on our Web site at www.qtww.com.

LEGAL MATTERS
The validity of the shares of common stock offered hereby has been passed upon for us by Kenneth R. Lombardo, General Counsel and Corporate Secretary, of the Company.

EXPERTS
Haskell & White LLP, an independent registered public accounting firm, has audited our consolidated balance sheets as of December 31, 2012 and December 31, 2011, and the related consolidated statements of operations, equity, and cash flows for the year ended December 31, 2012, and the eight month transition period ended December 31, 2011 and the financial statement schedule for the year ended December 31, 2012 and the eight month transition period ended December 31, 2011 included in our Annual Report on Form 10-K for the year ended December 31, 2012, as amended, and incorporated by reference herein, and their related audit report contains an explanatory paragraph describing conditions that raise substantial doubt about our ability to continue as a going concern as described in Note 1 to the consolidated financial statements. We have incorporated by reference herein our consolidated financial statements and schedule in reliance on Haskell & White LLP’s report, given on their authority as experts in accounting and auditing.
Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated statements of operations, equity, and cash flows and the financial statement schedule for the year ended April 30, 2011, included in our Annual Report on Form 10-K for the year ended December 31, 2012, as amended, and incorporated by reference herein, which contains an explanatory paragraph describing conditions that raise substantial doubt about our ability to continue as a going concern as described in Note 1 to the consolidated financial statements. We have incorporated by reference herein our consolidated financial statements and schedule in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES
Our amended and restated certificate of incorporation provides that no director shall be personally liable for any monetary damages for any breach of fiduciary duty as a director, except for any breach of the director’s duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for any transaction from which the director derived any improper personal benefit or to the extent indemnification is not permitted under the Delaware General Corporation Law.
Our amended and restated certificate of incorporation also provides that we shall indemnify any person against all expense, liability and loss reasonably incurred by reason of the fact that he or she is or was a director or officer, or was serving at the request of our company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. This indemnification includes the right to have our company pay the expenses incurred in defending any such proceeding in advance of its final disposition.
The rights accruing to any person under our amended and restated bylaws and our amended and restated certificate of incorporation do not exclude any other right to which any such person may lawfully be entitled, and we may indemnify or pay expenses to such person in any proper case, even though not specifically provided for by our amended and restated bylaws and our amended and restated certificate of incorporation.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution
The following statement sets forth the estimated amounts of expense to be borne by us in connection with the sale and distribution of the securities being offering hereby (except any underwriting commissions and discounts):

Securities and Exchange Commission Registration Fee	$5,429.37
Accounting Fees and Expenses	$25,000.00
Legal Fees and Expenses	$10,000.00
Total Expenses	$40,429.37

Item 15.	Indemnification of Directors and Officers
Under Section 145 of the General Corporation Law of the State of Delaware, we have broad powers to indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended. Our amended and restated certificate of incorporation also provides for mandatory indemnification of our directors and executive officers, and permissive indemnification of our employees and agents, to the fullest extent permissible under Delaware law.
Our amended and restated certificate of incorporation provides that the liability of directors for monetary damages shall be eliminated to the fullest extent permissible under Delaware law. Pursuant to Delaware law, this includes elimination of liability for monetary damages for breach of the directors’ fiduciary duty of care to us and our stockholders. These provisions do not eliminate the directors’ duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.
We have entered into agreements with each of our directors and executive officers that require us to indemnify these persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which each may be made a party by reason of the fact that each is or was a director or officer of our company or any of our affiliated enterprises, provided the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to our best interests and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful. The indemnification agreements also establish procedures that will apply if a claim for indemnification arises under the agreements.
We maintain a policy of directors’ and officers’ liability insurance that insures our directors and officers against the costs of defense, settlement or payment of a judgment under some circumstances.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16.	Exhibits
(a) The exhibits listed in the Exhibit Index immediately preceding the exhibits are filed as part of this Registration Statement on Form S-3.

Item 17.	Undertakings
(a) The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4) That, for the purpose of determining liability under the Securities Act of 1933, as amended, to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Forest, State of California, on October 25, 2013.

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC. (Registrant)

By:	/s/ W. Brian Olson
W. Brian Olson, President, Chief Executive Officer (Principal Executive Officer) and Director
Power of Attorney
Each director and officer of the Registrant whose signature appears below hereby appoints W. Brian Olson and Bradley J. Timon, and each of them individually, as his or her true and lawful attorney-in-fact and agent to sign in his name and behalf, in any and all capacities stated below, and to file with the Securities and Exchange Commission, any and all amendments, including post-effective amendments and any registration statement for the same offering that is to be effective under Rule 462(b) of the Securities Act, to this registration statement, and the Registrant hereby also appoints each such person as its attorney-in-fact and agent with like authority to sign and file any such amendments in its name and behalf.
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ W. Brian Olson W. Brian Olson	President, Chief Executive Officer and Director (Principal Executive Officer)	October 25, 2013

/s/ Bradley J. Timon Bradley J. Timon	Chief Financial Officer and Treasurer (Principal Financial Officer)	October 25, 2013

/s/ Thorin Southworth Thorin Southworth	Controller (Principal Accounting Officer)	October 25, 2013

/s/ Jonathan Lundy Jonathan Lundy	Chairman of the Board	October 25, 2013

/s/ Brian A. Runkel Brian A. Runkel	Director	October 25, 2013

/s/ G. Scott Samuelsen G. Scott Samuelsen	Director	October 25, 2013

/s/ Carl E. Sheffer Carl E. Sheffer	Director	October 25, 2013

/s/ Paul E. Grutzner Paul E. Grutzner	Director	October 25, 2013

Item 16.	Exhibits and Financial Statement Schedules.

(a)	EXHIBIT INDEX
The following exhibits are filed with this Registration Statement:

3.1
Amended and Restated Certificate of Incorporation of the Registrant, dated March 3, 2005, together with all amendments thereto (incorporated herein by reference to Exhibit 3.1 of the Registrant's Transition Report on Form 10-K/T filed with the SEC on March 28, 2012).

3.1.1
Certificate of Amendment to Amended and Restated Certificate of Incorporation, dated July 26, 2013 (incorporated herein by reference to Exhibit 3.1 of the Registrant's Current Report on Form 8-K filed with the SEC on July 31, 2013).

3.2	Amended and Restated Bylaws of the Registrant (incorporated herein by reference to Exhibit 3.2 of the Registrant's Transition Report on Form 10-K/T filed with the SEC on March 28, 2012).
4.1
Specimen Common Stock Certificate (incorporated herein by reference to Exhibit 4.1 of the Registrant’s Registration Statement on Form 10 (File No. 000-49629), which was filed with the Securities and Exchange Commission on February 13, 2002).

4.2
Form of Senior Secured Convertible Note issued on September 18, 2013 (incorporated herein by reference to Exhibit 4.1. of the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 18, 2013).

4.2
Form of Warrant issued on September 18, 2013 (incorporated herein by reference to Exhibit 4.2 of the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 18, 2013).

10.1
Form of Convertible Note and Warrant Purchase Agreement, dated September 15, 2013, by and among the Registrant and the purchasers named therein (incorporated herein by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 18, 2013).

10.2
Form of Subordinated Security Agreement, dated September 18, 2013, by and between the Registrant and Kevin Douglas, as Collateral Agent, (incorporated herein by reference to Exhibit 10.2 of the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 18, 2013).

5.1*	Opinion of Kenneth R. Lombardo, General Counsel of the Registrant.
23.1*	Consent of Haskell & White LLP
23.2*	Consent of Ernst & Young, LLP
23.3	Consent of Kenneth R. Lombardo (included in Exhibit 5.1)
24.1	Power of Attorney (included in signature page of this registration statement)

*	- Filed herewith